NEWS RELEASE

AT RF MICRO DEVICES                             AT THE FINANCIAL RELATIONS BOARD
Dean Priddy              Doug DeLieto               Nicole Engel
Chief Financial Officer  Dir., Investor Relations   (212) 445-8000
(336) 931-7152           (336) 931-7968

FOR IMMEDIATE RELEASE
APRIL 22, 2003

                     RF MICRO DEVICES ANNOUNCES FISCAL 2003
                       FOURTH QUARTER AND YEAR-END RESULTS

HIGHLIGHTS:

-    Fiscal 2003 Revenue Grows 37.5% Over Fiscal 2002 To $507.8 Million
-    March Quarterly Revenue Declines Sequentially 5.1% To $138.3 Million
-    March Gross Profit Margin Equals 29.5%
-    March Quarterly Loss Per Share Equals $(0.07)
-    Modules Represent 69% of Total March Quarterly Revenue
-    Wireless Local Area Network (WLAN) Revenue Equals $8.3 Million In March
     Quarter
- Company Currently Expects June Revenue To Be Flat To Down 5% And Loss Per Share Of $(0.05) To $(0.06)

GREENSBORO, NC, APRIL 22, 2003 -- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its fiscal 2003 fourth quarter and year ended March 31, 2003.

FINANCIAL RESULTS

Revenue for the quarter was $138.3 million, an increase of 37.7% versus revenue of $100.4 million for the corresponding quarter of fiscal 2002, and a sequential decrease of 5.1% versus revenues of $145.8 million for the quarter ended December 31, 2002. The Company's revenues for the quarter reflect market share gains in its core market of power amplifiers (PAs) for cellular handsets. Quarterly revenue was in line with the Company's prior estimate of approximately $138.3 million, which was provided on April 7, 2003.

Gross profit for the quarter was $40.8 million, which was down slightly from $40.9 million for the prior year period, and down approximately 25.1% sequentially from $54.4 million for the quarter ended December 31, 2002. The sequential decline in gross profit for the quarter reflects decreased demand in the final weeks of the quarter for higher margin integrated circuit products and increased demand throughout the quarter for lower margin power amplifier (PA) modules, specifically dual-band PA modules for GSM handsets.

Net loss for the quarter was $13.0 million, or ($0.07) per diluted share, compared to net income of $2.8 million, or $0.02 per diluted share, for the fourth quarter of fiscal 2002 and net loss of $5.2 million, or ($0.03) per diluted share, for the prior quarter ended December 31, 2002. The quarter ended December 31, 2002 included merger-related expenses of approximately $10.9 million in connection with the acquisition of Resonext Communications and a charge of approximately $7.8 million related to the retirement of an interest rate swap agreement.
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The March 2003 quarterly net loss includes a non-cash  write-down of investments of approximately $1.8 million and non-cash depreciation expense of approximately $2.1 million in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," related to the depreciation of equipment located at Agere's Orlando facility. The Company generated positive cash flow from operations of approximately $9.6 million for the March 2003 quarter.

BUSINESS OUTLOOK AND FINANCIAL GUIDANCE

The shift in demand the Company experienced in the final weeks of the March quarter continued into the first weeks of April. As a result, the Company has taken a cautious stance both on the near-term wireless market and in the June guidance provided today.

RF Micro Devices currently has backlog to support June 2003 quarterly revenue that is flat to down 5% sequentially. The Company currently anticipates June 2003 quarterly net loss per share ranging from $(0.05) to $(0.06).

COMMENTS FROM MANAGEMENT

Bob Bruggeworth, president and CEO of RF Micro Devices, said, "While we believe our performance in GSM PAs illustrates continued market share gains in power amplifiers, we recognize the added significance of executing on our initiatives to improve our gross margins and profitability. We are focused on multiple initiatives to improve profitability, including the conversion from four- to six-inch wafer manufacturing, the introduction of next-generation modules, the addition of Jazz Semiconductor as a supplier of silicon and ongoing yield improvements, especially in our module products. We continue to believe margins will improve beginning in the June quarter."

Dean Priddy, CFO and vice president of administration, said, "We're pleased with our top line performance in fiscal 2003. Entering the new fiscal year our focus will be on continuing to grow the top line and expanding the gross margin. We're optimistic that our margin improvement initiatives on PAs will benefit us this quarter and our POLARIS(TM) TOTAL RADIO(TM) transceiver and WLAN products will benefit the top line and gross margin later in the year. We're also pleased with the health of our balance sheet, particularly our inventory turns, DSOs and positive cash flow from operations."

RF Micro Devices will conduct a conference call at 5:00 p.m. ET today to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at WWW.STREETEVENTS.COM or WWW.RFMD.COM (under Investor Info). The call will also be available live by dialing (212) 329-1453, and a replay will be available by dialing (303) 590-3000 and entering pass code 533550.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) primarily for wireless communications products and applications such as cellular and PCS phones, base stations, wireless LANs, and cable television modems. The Company offers a broad array of products - including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers - representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company's strategy is to focus on wireless markets by offering a broad range of standard and custom-designed RFICs in order to position itself as a "one-stop" solution for its customers' RFIC needs. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expect," "anticipate," "intend," "plan," "project," "believe," and "estimate," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication facilities and the Company's conversion from four inch to six inch wafer manufacturing, the Company's ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, raw material availability, manufacturing capacity constraints, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.
                                       ###

     RF MICRO DEVICES(R), RFMD(R) and POLARIS(TM) TOTAL RADIO(TM) are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.


   For more information about RFMD, please visit our website at WWW.RFMD.COM.

                             FINANCIAL TABLES FOLLOW


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                     RF MICRO DEVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                                  MARCH 31,                        MARCH 31,

                                                            2003             2002            2003            2002
                                                        (UNAUDITED)      (UNAUDITED)     (UNAUDITED)      (AUDITED)

Total revenue                                         $    138,329    $    100,434    $    507,819     $   369,308


Costs and expenses:

     Cost of goods sold                                     97,539          59,504         325,168         248,965
     Research and development                               31,708          22,398         101,737          74,445
     Marketing and selling                                  10,610           8,165          36,833          28,993
     General and administrative                              4,730           3,593          18,364          14,224
     Other operating expense                                 2,108             517          13,961          14,085
     Impairment of long-lived assets                             -              -               -            6,801
                                                      ------------    ------------    -------------   ------------

          Total costs and expenses                         146,695          94,177         496,063         387,513
                                                      ------------    ------------    ------------    ------------

Operating (loss) income                                     (8,366)          6,257          11,756         (18,205)
Other (expense) income, net                                 (4,499)         (6,028)        (20,842)         (9,208)
                                                      ------------    ------------    ------------    ------------

Income (loss) before income taxes                     ($    12,865)   $        229    ($     9,086)   ($    27,413)
Income tax expense (benefit)                                   121          (2,540)            250    (      6,829)
                                                      ------------    ------------    ------------    ------------

Net income (loss)                                     ($    12,986)   $      2,769    ($     9,336)   ($    20,584)
                                                      ============    ============    ============    ============

Net income (loss) per share, diluted                  ($      0.07)   $       0.02    ($      0.05)   ($      0.12)
                                                      ============    ============    ============    ============
Weighted average outstanding diluted
shares                                                     183,142         174,976         172,706         165,827
                                                      ============    ============    ============    ============
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
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                     RF MICRO DEVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  MARCH 31,                MARCH 31,
                                                                    2003                     2002
                                                                 (UNAUDITED)               (AUDITED)
                                                              ----------------         ---------------
ASSETS
Current assets:
     Cash and cash equivalents                                      $ 164,422               $ 157,648
     Short-term investments                                            92,187                 186,526
     Accounts receivable, net                                          66,849                  56,373
     Inventories                                                       57,781                  38,734
     Other current assets                                              11,382                  16,689
                                                              ----------------         ---------------
         Total current assets                                         392,621                 455,970

Property and equipment, net                                           312,013                 221,679
Goodwill                                                              110,006                  34,525
Non-current investments                                                59,440                   2,797
Intangible assets, net                                                 56,486                  11,754
Other assets                                                            2,259                   2,275
                                                              ----------------         ---------------
         Total assets                                                $932,825                $729,000
                                                              ================         ===============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities                       $  46,879               $  31,599
      Other current liabilities                                        29,604                       -
     Current obligations under capital leases                           1,057                   3,319
                                                              ----------------         ---------------
         Total current liabilities                                     77,540                  34,918

Long-term debt, net                                                   295,865                 294,248
Obligations under capital leases, less current maturities                 611                     169
Other long-term liabilities                                             1,409                   9,980
                                                              ----------------         ---------------
         Total liabilities                                            375,425                 339,315

Shareholders' equity:
         Total shareholders' equity                                   557,400                 389,685
                                                              ----------------         ---------------
         Total liabilities and shareholders' equity                 $ 932,825               $ 729,000
                                                              ================         ===============
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